FOR IMMEDIATE RELEASE

Contacts:
Media: David Rubinger 404.502.1240/ david.rubinger@statebt.com

J. Thomas Wiley Jr. to Become CEO of State Bank and Trust Company

ATLANTA, GA, November 13, 2014 - Joe Evans, Chairman and CEO of State Bank Financial Corporation (NASDAQ: STBZ), announced today that J. Thomas Wiley Jr. will be named CEO of the company’s principal operating subsidiary, State Bank and Trust Company, effective January 1, 2015.  Evans, who currently serves in that capacity, will continue as the bank’s Chairman as well as remaining Chairman and CEO of State Bank Financial Corporation.
“Over the course of his distinguished banking career and our 32-year working relationship, Tom Wiley has consistently demonstrated excellence as a leader and a banker of the highest integrity,” said Evans. “Placing Tom in this role will create a clear decision-making path inside the organization and will also allow me to focus on State Bank’s capital deployment strategies. I expect this move to positively impact our growth- both organically and through acquisition."
Adds Wiley: “I am honored and humbled that Joe and the State Bank board have entrusted in me this opportunity. As State Bank continues to grow, it is important for our entire leadership team to evolve to meet the demands of running this organization and guiding State Bank’s future direction.”
Wiley is one of State Bank’s founding shareholders and remains a member of its board of directors. He joined State Bank’s management team in 2013 as Vice Chairman and President. Prior to joining State Bank, Wiley has served as Chairman, President and CEO of The Coastal Bank and its parent company, Coastal Bankshares, Inc. in Savannah since 2007. From 2002 to 2006, Wiley was Vice Chairman of Flag Financial Corp. and President/CEO of Flag Bank, where he worked alongside Evans and others from the State Bank executive leadership team.
About State Bank Financial Corporation
State Bank Financial Corporation (NASDAQ: STBZ) is the holding company for State Bank and Trust Company, one of Georgia's best-capitalized banks, with approximately $2.6 billion in assets as of September 30, 2014. State Bank has locations in Metro Atlanta and Middle Georgia.

To learn more about State Bank, visit www.statebt.com.